EXHIBIT 99.1

Neuberger Berman Inc.

605 Third Avenue

New York, NY 10158-3698

Tel 212.476.9000

Contact:

Robert Matza

Executive Vice President

Chief Operating Officer

Neuberger Berman

(212) 476-9808

NEUBERGER BERMAN INC. DECLARES DIVIDEND

FOR FIRST QUARTER 2003

NEW YORK, NY, April 29, 2003 … Neuberger Berman Inc. (NYSE: NEU) today announced that its Board of Directors has declared the Company’s dividend for the first quarter of 2003, in the amount of $0.075 per share. The dividend will be payable on May 21, 2003, to stockholders of record at the close of business on May 9, 2003.

Neuberger Berman Inc., through its subsidiaries, is an investment advisory company with $56.3 billion in assets under management, as of March 31, 2003. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies for individuals, families, and taxable and non-taxable institutions. The Company engages in wealth management services including private asset management, tax and financial planning, and personal and institutional trust services; mutual funds, institutional management and alternative investments; and professional securities services. Its website, and this news release, can be accessed at www.nb.com.

#        #        #

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company’s products’ performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.